Exhibit 10.2

RULES OF THE

REED ELSEVIER GROUP PLC

LONG-TERM INCENTIVE PLAN 2013

Adopted by the directors of Reed Elsevier Group plc on 25 April 2013

Approved by the shareholders of Reed Elsevier PLC in general meeting on 25 April 2013

Approved by the shareholders of Reed Elsevier NV in general meeting on 24 April 2013

Freshfields Bruckhaus Deringer LLP

THE REED ELSEVIER GROUP PLC

LONG-TERM INCENTIVE PLAN 2013

1. DEFINITIONS

1.1 In these Rules and the schedules and appendices to these Rules (each a Schedule or Appendix, as the case may be), unless the context otherwise requires, the following words and expressions have the following meanings:

Adoption Date means 25 April 2013 being the date approval of the Plan by shareholders of both Qualifying Companies is obtained;

Award means a Performance Share Award or Performance Share Option;

Board means the board of directors for the time being of the Company;

Capital Reorganisation means any variation in the share capital or reserves of a Qualifying Company (including, without limitation, by way of capitalisation, rights issue, consolidation, sub-division or reduction);

Committee means the remuneration committee of the Board, or other duly authorised committee of the Board;

Company means Reed Elsevier Group plc registered in England No. 2746616 by whatever name known from time to time;

Control has the meaning given to it by section 995 of the Income Tax Act 2007;

Date of Grant means the date on which an Award is granted in accordance with the terms of Rule 4;

Dealing Day means any day on which the London Stock Exchange and the Amsterdam Stock Exchange are open for the transaction of business;

Dealing Restrictions means any restrictions on, or requirement for approvals for dealing in Shares whether under the Company’s, RE PLC’s or RE NV’s share dealing rules (as applicable), the provisions of the Model Code for Securities Transactions by Directors of Listed Companies, the provisions of the Listing Rules of the UK Listing Authority or the City Code on Takeovers and Mergers or any of their equivalents in any applicable jurisdiction;

Dividend Equivalent means a right to a cash payment or Shares in accordance with Rule 7;

Dutch Share means an ordinary share in the capital of RE NV or shares representing those shares following any Capital Reorganisation of RE NV and includes an American Depositary Share representing a Dutch Share;

Employee means any employee (including an executive director) or a corporate officer of a member of the Group or a Qualifying Company;

Employees’ Share Scheme has the meaning given by section 1166 of the Companies Act 2006 but for these purposes the Qualifying Companies will be treated as holding companies of the Company;

Financial Year means an accounting reference period as determined in accordance with section 391 of the Companies Act 2006;

Group means the Company and every company which is under the Control of the Company and member of the Group will be construed accordingly;

Market Value means:

(a)	in relation to a UK Share, the middle-market quotation for a UK Share (as derived from the Daily Official List of the London Stock Exchange) on the Dealing Day immediately preceding the Date of Grant or if the Committee so determines the average of the middle-market quotations for a UK Share (as derived from the Daily Official List of the London Stock Exchange) for the three Dealing Days ending on the Dealing Day immediately preceding the Date of Grant;

(b)	in relation to a Dutch Share, the closing price for a Dutch Share on the Amsterdam Stock Exchange on the Dealing Day immediately preceding the Date of Grant or, if the Committee so determines, the average of the closing prices for a Dutch Share on the Amsterdam Stock Exchange for the three Dealing Days ending on the Dealing Day immediately preceding the Date of Grant;

provided always that Market Value for a Dutch Share will be determined by reference to the same Dealing Days as are used to determine Market Value for a UK Share;

Normal Vesting Date means the date, following the end of the Performance Period, on which the Committee determines the extent to which the Performance Condition has been satisfied or such later date as the Committee may at any time determine, or, if there are Dealing Restrictions in place on that date, such later date when all Dealing Restrictions have been lifted;

Participant means any person who has been granted an Award which has not lapsed in accordance with the provisions of these Rules and includes, where the context permits, the legal personal representatives of a deceased Participant;

Performance Condition means the condition or conditions determined by the Committee in accordance with Rule 5, measured after the end of the Performance Period or such other period as may be permitted under the Rules, which must be satisfied in order for an Award to Vest;

Performance Period means the period after which the Performance Condition is measured which will be, unless the Committee determines otherwise at the Date of Grant or as otherwise provided in the Rules, the period of three consecutive Financial Years of the Company starting with the Financial Year in which the Date of Grant falls;

Performance Share Option means, unless Schedule 3 applies, a right in the form of an option granted under Rule 4 to acquire Shares without payment (other than under Rule 19.15) or for a nil or nominal exercise price;

Performance Share Award means, unless Schedule 3 applies, a right granted under Rule 4 to receive Shares without payment (other than under Rule 19.15);

Plan means this Reed Elsevier Group plc Long-Term Incentive Plan 2013 as amended from time to time;

Pro-rated Number means such whole number of Shares (rounded down, as necessary) as is determined by multiplying the number of Shares comprised in an Award by A/B where (i) for the purposes of Rule 8 (Cessation of Employment), A is the number of complete months from the start of the Financial Year in which the Award was granted to the Termination Date, but not exceeding the number of complete months in the Performance Period and B is the number of complete months in the Performance Period and (ii) for the purposes of Rule 10 (Change of Control of a Qualifying Company), A is the number of complete months from the start of the Financial Year in which the Award was granted to the relevant event, but not exceeding the number of complete months in the Performance Period and B is the number of complete months in the Performance Period. For the purposes of this definition, the Performance Period will be the period determined by the Committee at the Date of Grant;

Qualifying Company means each of RE PLC and RE NV;

RE NV means Reed Elsevier NV;

RE PLC means Reed Elsevier PLC;

Rules means these Plan rules and any reference to a Rule will be construed accordingly;

Share means a UK Share and/or a Dutch Share as the context may require and Shareholder will be construed accordingly;

Termination Date means the date on which a Participant ceases to be an Employee;

UK Share means an ordinary share in the capital of RE PLC or shares representing those shares following any Capital Reorganisation of RE PLC and includes an American Depositary Share representing a UK Share;

US Participant means a Participant who is subject to United States taxation under United States law including by reason of being a United States national, or resident in the United States for United States tax purposes;

Vesting means the Participant becoming absolutely entitled to receive the Shares comprised in his Performance Share Award or to exercise his Performance Share Option in each case in accordance with these Rules and Vest and Vested will be construed accordingly.

1.2 Where the context permits the singular will include the plural and vice versa and the masculine will include the feminine. Headings will be ignored in construing the Plan.

1.3 Any references to a statutory provision will include that provision as it may from time to time be amended, modified or re-enacted.

2. ELIGIBILITY

2.1 No person will be entitled as of right to participate in the Plan. The Committee may select any Employee to participate in the Plan, except any Employee who is under notice of termination of employment at the Date of Grant, unless the Committee determines otherwise.

3. INDIVIDUAL LIMIT

3.1 The Committee may not grant an Award to an Employee if the Market Value of the Shares under that Award when aggregated with the Market Value of Shares under any other Award granted to that Employee under the Plan in the same Financial Year exceeds:

(a)	in the case of an Employee who is the Chief Executive Officer of the Company, 250% of his basic salary from the Group as at the Date of Grant; and

(b)	in the case of any other Employee, 200% of his basic salary from the Group as at the Date of Grant.

3.2 For the avoidance of doubt, for the purposes of Rule 3.1, Market Value is to be determined as at the Date of Grant of the relevant Awards.

4. GRANT OF AWARDS

4.1 Subject to any Dealing Restrictions, the Committee may, during any period specified in Rule 4.3 below, grant Awards to any Employees selected by the Committee. The Committee will determine whether an Award will be granted as a Performance Share Award or a Performance Share Option or both.

4.2 Awards will be granted by deed. Each Participant will receive information (electronically or in hard copy) following the Date of Grant summarising the main terms of the Award. This summary may include the following information:

(a)	whether the Award is a Performance Share Award or a Performance Share Option or both;

(b)	the number and type of Shares subject to the Award;

(c)	details of the Performance Condition applicable to the Award;

(d)	the Performance Period;

(e)	the terms of any other conditions imposed pursuant to Rule 5;

(f)	whether or not the Award carries a right to Dividend Equivalents;

(g)	the exercise period or periods applicable to a Performance Share Option;

(h)	which (if any) Schedules to the Plan will apply to the Award;

(i)	any other information as the Committee may determine.

4.3 Awards may only be granted within the period of 42 days commencing on any of the following:

(a)	the Adoption Date;

(b)	the release of the Qualifying Companies’ interim (half-yearly) and/or final results in any year;

(c)	the release by the Qualifying Companies of any trading update or (if applicable to the Qualifying Companies at the time) their quarterly results for any year;

(d)	the day on which the Committee resolves that circumstances exist which justify the grant of Awards outside the periods referred to in (a) to (c) above; or

(e)	the day following the lifting of any Dealing Restrictions which prevented the grant of the Award during the periods referred to in (a) to (d) above.

4.4 The Committee may, at any time between the Date of Grant and the Vesting Date, determine that an Award granted as Performance Share Award should instead be treated as if it had been granted as a Performance Share Option and vice versa. The Committee will arrange for a Participant to be notified as soon as reasonably practicable of any determination pursuant to this Rule 4.4 and to receive revised information on the terms of his Award in accordance with Rule 4.2. Any Award subject to a determination pursuant to this Rule 4.4 will not be treated as a grant of a new Award for the purposes of these Rules so that the Date of Grant, number of Shares under the Award, Performance Period, Performance Condition and Vesting Date will be unaffected.

5. PERFORMANCE AND OTHER CONDITIONS

5.1 Awards will be granted subject to a Performance Condition which, unless otherwise permitted in the Rules, must be satisfied before the Vesting of Awards. Awards granted in 2013 under the Plan will be subject to the Performance Condition as set out in the Appendix. Awards granted in 2014 or subsequent years will be subject to a Performance Condition determined by the Committee at the relevant Date of Grant.

5.2 The Committee may make the grant or Vesting of Awards subject to any other conditions it determines appropriate including, but not limited to, requiring a Participant to agree to comply with certain post-employment restrictive covenants, to meet shareholding requirements or to agree to post-Vesting or post-exercise sale restrictions.

5.3 The Committee may make such adjustments to the Performance Condition applicable to outstanding Awards as it considers appropriate to take account of any factors which are relevant in the opinion of the Committee and in particular if there is an event which causes it to consider that the Performance Condition, or any part of it, is no longer a fair measure of performance. The amended Performance Condition will not be materially less or more challenging than the one originally set.

5.4 In determining the level of Vesting of an Award under the Plan, the Committee will take into account the overall business performance of the Qualifying Companies and the Group over the Performance Period and any other factors that it considers appropriate and may modify the Vesting level if it considers that such a modification would result in a fairer outcome. In exercising any such discretion, the Committee will have due regard to the value created for Shareholders and the underlying business performance.

5.5 Without prejudice to Rule 5.3 and Rule 5.4, there will be no retesting of any Performance Condition.

6. NORMAL VESTING OF AWARDS

6.1 Except as otherwise permitted in the Rules, the number of Shares, if any, which Vest under an Award will be determined by the Committee by reference to the extent to which (i) the Performance Condition has been satisfied and (ii) any other conditions to which the Award is subject have been satisfied or waived in accordance with these Rules.

6.2 Except as otherwise provided in these Rules, Awards will Vest, in accordance with Rule 6.1, on the Normal Vesting Date and any part of an Award which does not Vest will immediately lapse.

6.3 Where an Award takes the form of a Performance Share Award, any Vested Shares will be issued or transferred to the Participant as soon as reasonably practicable after the Normal Vesting Date, subject to any Dealing Restrictions.

6.4 Where an Award takes the form of a Performance Share Option, subject to any Dealing Restrictions, a Participant may exercise his Performance Share Option in whole or in part by giving notice in the manner prescribed by the Company following the Normal Vesting Date. The Participant will specify in the notice of exercise the number of Shares in respect of which the Performance Share Option is being exercised and will provide any required documentation and payment of any exercise price (or appropriate undertaking to pay any exercise price) in respect of the Shares over which the Performance Share Option is being exercised. A notice of exercise will take effect on the date it is validly received by the Company or, if there are any Dealing Restrictions in place on that date, such later date when all Dealing Restrictions have lifted. Subject to any Dealing Restrictions, Vested Shares will be issued or transferred to the Participant as soon as reasonably practicable following the date the notice of exercise takes effect.

7. ENTITLEMENT TO DIVIDEND EQUIVALENTS

7.1 If an Award has been granted on the basis that it carries Dividend Equivalents, the Participant will, subject to Rule 7.3, be entitled to a cash payment equal in value to the ordinary dividends (excluding any associated tax credit) which would have been paid on the Vested Shares during the period commencing at the start of the Performance Period and ending on the earlier of (i) the end of the Performance Period and (ii) the Vesting of the Award.

7.2 The cash payment to which the Participant becomes entitled under Rule 7.1:

(a)	will be calculated (in such manner as the Committee sees fit) by reference to the currency of payment of the underlying dividend (and paid in such currency as the Committee sees fit);

(b)	will be calculated without any entitlement to interest (or other type of investment return) in the period between the dividend payment date and Vesting;

(c)	will be paid (subject to such deductions as are required by law) within one month of Vesting; and

(d)	will be calculated by reference to ordinary dividends and without regard to special dividends or distributions or dividends-in-specie.

7.3 Instead of making a cash payment, the Committee may in its discretion satisfy any entitlement to Dividend Equivalents arising in accordance with Rule 7.1 by issuing or transferring Shares with an equivalent value as determined at the time of Vesting.

7.4 For the avoidance of doubt, any payment referred to in this Rule 7 does not represent an entitlement to actual dividends on the underlying Shares, by reason of the Participant not being the beneficial owner of the Shares at that time.

8. CESSATION OF EMPLOYMENT

Participant gives or receives notice

8.1 Except as otherwise provided in these Rules, in the event that a Participant gives or receives notice of termination of employment for any reason other than those set out in Rule 8.2 (Approved Leaver), an Award (whether Vested or not) will automatically lapse on the date on which notice is given or received.

Approved Leaver

8.2 Except as otherwise provided in these Rules, if a Participant ceases to be an Employee before the Normal Vesting Date by reason of:

(a)	injury, disability or ill-health;

(b)	redundancy (as defined in section 139 of the Employment Rights Act 1996);

(c)	retirement with the consent of the Company;

(d)	death;

(e)	the sale of the company or business in which the Participant is employed out of the Group; or

(f)	any other reason the Committee (acting fairly and reasonably), in its absolute discretion, determines:

the Award will continue in force over a Pro-rated Number of Shares until the end of the Performance Period and will lapse as to the balance on the Termination Date. The Award will Vest, if at all, on the Normal Vesting Date in accordance with Rule 6.

8.3 The Committee has discretion to vary the application of Rule 8.2 and determine that an Award will instead Vest as at the Termination Date over a Pro-rated Number of Shares to the extent the Performance Condition is satisfied. The Performance Condition will be assessed based on progress made against targets at the Termination Date as determined by the Committee in its absolute discretion. Such determination will take place as soon as reasonably practicable after the Termination Date and to the extent that an Award does not Vest as at the Termination Date, it will immediately lapse. Any Vested Shares will be issued or transferred to the Participant as soon as reasonably practicable after the date of determination, subject to any Dealing Restrictions.

8.4 The Committee also has discretion, if it considers it appropriate in the particular circumstances, to determine that an Award will Vest on some other basis.

Exercise Period – Approved Leaver

8.5 Where an Award takes the form of a Performance Share Option and Vests pursuant to this Rule 8, the Committee will determine the period during which the Participant (or the personal representatives of a deceased Participant) may exercise that Performance Share Option (and any other Vested Performance Share Options held by him at the Termination Date to the extent not previously exercised) at the end of which period it will immediately lapse to the extent it has not been exercised.

Intra-Group Transfer of Employment

8.6 For the avoidance of doubt, a Participant will not cease to be an Employee for the purposes of this Rule 8 if he ceases to be employed by a member of the Group or Qualifying Company but continues to be or is immediately afterwards employed by another member of the Group or Qualifying Company.

9. CLAW-BACK ARRANGEMENTS

Breach of Restrictive Covenants

9.1 If a Participant breaches any term of his post-termination restrictive covenants (such breach to be determined by the Committee acting fairly and reasonably), any Awards (whether Vested or unvested) held by him will lapse on the date of the Committee’s determination as to the breach and the Committee may require him to pay to the Company or any other member of the Group, within seven days after a written demand from the Company, the Relevant Amount (as defined in Rule 9.2 below).

9.2 The Relevant Amount is an amount equal to A minus both B and C where:

A is an amount equal to the pre-tax gain realised by the Participant in respect of any Awards and Dividend Equivalents in the period beginning six months before the Termination Date and ending on such date as the Participant’s post-termination restrictive covenants are stated to expire. For these purposes, the gain will be the sum of the market value of the Vested Shares when received or acquired by the Participant and the related Dividend Equivalents (as determined by the Committee), and such gain will be determined irrespective of whether the Participant has sold or retained the Shares so received or acquired;

B is an amount equal to the tax and social security charges and liabilities incurred by the Participant in respect of A which the Participant is unable to recover or for which he is otherwise unable to claim relief from the applicable tax authority notwithstanding his obligation to make a payment pursuant to Rule 9.1; and

C is the amount of any Claw-back Amount, (as defined in Rule 9.4) paid by the Participant.

Vesting Determined on the Basis of Materially Mis-stated Data

9.3 If the Committee, at any time up to two years after the Vesting of an Award, considers in good faith that the Vesting of the relevant Award and/or the payment of Dividend Equivalents was determined on the basis of materially mis-stated financial or other data (the Incorrect Award), it will, unless determined otherwise at the sole discretion of the Committee, recover the Claw-back Amount (as defined in Rule 9.4 below) by taking one or more of the following actions:

(a)	take the Claw-back Amount (or the balance thereof) into account when determining the quantum of any future Awards; and/or

(b)	scale back any outstanding unvested Awards to take account of the Claw-back Amount (or the balance thereof); and/or

(c)	require the Participant to pay to the Company (or any member of the Group), within thirty days of a written demand from the Company, the Claw-back Amount (or the balance thereof).

9.4 The Claw-back Amount is the difference in value between (i) the Incorrect Award and (ii) the Award and Dividend Equivalents (as the case may be) which could or would have Vested or been payable had the correct data been used, as determined by the Committee acting fairly and reasonably. This may be expressed as a number of Shares or a monetary amount or a combination thereof as the Committee considers appropriate. In determining the Claw-back Amount, the Committee may take into account such matters as it sees fit including, but not limited to:

(a)	the difference between the number of Shares that actually Vested under the Incorrect Award and the number of Shares over which the Committee considers the Award should have Vested had the correct data been used;

(b)	any gain made by the Participant on the sale of Shares received from the Incorrect Award;

(c)	any tax and/or dealing costs incurred by the Participant in connection with the Incorrect Award which the Participant is unable to recover or for which he is otherwise unable to claim relief from the applicable tax authority notwithstanding his obligation to make a payment pursuant to Rule 9.3, and

(d)	the extent and timing of any payment made by the Participant pursuant to Rule 9.1.

9.5 By accepting an Award, a Participant will be bound by this Rule 9 notwithstanding (i) that it may only be applicable after the transfer of Shares under these Rules and (ii) whether or not all or any of the terms of this Rule 9 have been separately notified to each Participant.

10. CHANGE OF CONTROL OF A QUALIFYING COMPANY

10.1 Except as otherwise provided in these Rules, if any person:

(a)	obtains Control of a Qualifying Company as a result of making an offer to acquire Shares which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have Control of that Qualifying Company;

(b)	becomes bound or entitled to acquire Shares under sections 979 and 983 of the Companies Act 2006 (or in relation to RE NV becomes bound or entitled to acquire compulsorily Shares held by minority shareholders); or

(c)	obtains Control of a Qualifying Company in pursuance of a compromise or arrangement sanctioned by the Court under section 899 of the Companies Act 2006 (or in relation to RE NV under any equivalent legislative provision in the Netherlands), then any unvested Awards over Shares in that Qualifying Company (but not those in the other Qualifying Company) will subject to satisfaction of the Performance Condition Vest in respect of the Pro-rated Number of Shares on a date within 30 days of the relevant event determined by the Committee. The Performance Condition will be assessed based on progress made against targets as at the date of the relevant event as determined by the Committee in its absolute discretion. Any Vested Shares will be issued or transferred to the Participant as soon as reasonably practicable after the date they Vest.

10.2 Any Award over Shares in the Qualifying Company to which Rule 10.1 applies which does not Vest as a result of the relevant event will lapse on the relevant event. For the avoidance of doubt, any Award over Shares in the other Qualifying Company will continue in force subject to the Rules. Where a Vested Award takes the form of a Performance Share Option, the Committee will determine the period during which it may be exercised, at the end of which period it will immediately lapse.

11. CHANGE OF CONTROL OF THE COMPANY

Except as otherwise provided in these Rules, the provisions of Rule 10 (Change of Control of a Qualifying Company) will apply with any necessary changes in the event that any person (either alone or together with any person acting in concert with him) obtains Control of the Company and the Shares under Awards which may Vest as a result of the relevant event will be Shares in both Qualifying Companies.

12. INTERNAL REORGANISATION

12.1 Rule 10 and Rule 11 will not apply if the purpose and effect of the change of Control or scheme of arrangement is:

(a)	to create a new holding company for the relevant Qualifying Company, such company having substantially the same Shareholders and proportionate shareholdings as those of the Qualifying Company immediately before the scheme of arrangement;

(b)	to give one Qualifying Company Control (directly or indirectly) of the other Qualifying Company;

(c)	the person obtaining Control of the Company is one of the Qualifying Companies or a company under the Control of one or both of them; or

(d)	the Company remains under the ultimate Control of the Shareholders of the Qualifying Companies immediately before the relevant transaction affecting the Company.

12.2 If Rule 12.1 applies:

(a)	Awards will not Vest as a result of the relevant event;

(b)	an Award will instead be exchanged for an equivalent award over such shares as the Committee determines appropriate; and

(c)	the Committee may make any modifications to the Performance Condition as it determines appropriate.

12.3 The Committee may vary the application of this Rule 12 so that it applies to Awards over Shares in both Qualifying Companies or over Shares in only one Qualifying Company.

12.4 Where this Rule 12 applies, a Participant will not be treated as ceasing to be an Employee until he ceases to be employed by a company which is either the relevant holding company or a subsidiary of the holding company (within the meaning of section 1159 of the Companies Act 2006).

13. ROLLOVER ON A CHANGE OF CONTROL

13.1 The Committee may determine that Rule 10 or Rule 11 will not apply on a change of Control of a Qualifying Company or the Company (as applicable) and may, with the consent of the person obtaining Control, (i) determine that the Awards will be rolled over in accordance with either the provisions of Rule 12.2 or Rule 13.2 or (ii) allow the Participants to choose between the Vesting of Awards (if at all) under Rule 10 or Rule 11 as applicable and rollover in accordance with, as determined by the Committee, Rule 12.2 or Rule 13.2.

13.2 The Committee can determine that Awards are rolled over in accordance with the following terms:

(a)	the Performance Condition will be assessed based on progress made against targets as at the date of the relevant event as determined by the Committee in its absolute discretion;

(b)	to the extent that the Performance Condition has been met, the Award will be exchanged for an equivalent award over such shares as agreed between the Committee and the person obtaining Control, and will Vest on the Normal Vesting Date subject only to the Participant remaining in employment within the acquirer group of companies (unless Rule 8.2 applies) and will be subject to the Rules as they last had effect in relation to the Award that was rolled-over; and

(c)	to the extent that the Performance Condition has not been met, the Award will immediately lapse.

13.3 For the avoidance of doubt, in Rule 10, Rule 11, Rule 12 and Rule 13, “Committee” means the Committee as constituted immediately before the event by virtue of which the applicable Rule applies.

14. VOLUNTARY WINDING UP

The provisions of Rule 10 will apply with such changes as may be necessary in the event that notice is duly given of a resolution for a voluntary winding up of a Qualifying Company PROVIDED THAT, all references in that Rule to the date of the relevant event will be treated as references to the date on which notice is given for the voluntary winding-up of a Qualifying Company.

15. ADJUSTMENT OF AWARDS

15.1 In the event of:

(a)	any Capital Reorganisation; or

(b)	the implementation by a Qualifying Company of a demerger or the payment by a Qualifying Company of a super-dividend which would otherwise materially affect the value of an Award,

the number of Shares in that Qualifying Company comprised in an Award may be adjusted in such manner as the Committee may determine.

16. SOURCE OF SHARES

16.1 An Award may be satisfied by the issue or transfer of Shares.

16.2 No Award will be granted under the Plan to the extent that the result of that grant would be that the aggregate number of UK Shares that could be issued on the exercise or vesting of that Award and any other Award granted at the same time, when added to the number of UK Shares that:

(a)	could be issued on the exercise or vesting of any subsisting Awards or exercise or vesting of any subsisting awards granted during the preceding ten years under the Plan or any other Employees’ Share Scheme established by RE PLC or the Company; and

(b)	have been issued on the exercise or vesting of any Awards or exercise or vesting of any subsisting awards granted during the preceding ten years under the Plan or any other Employees’ Share Scheme established by RE PLC or the Company, would exceed 10 per cent. of the ordinary share capital of RE PLC for the time being in issue.

16.3 No Award may be granted under the Scheme to the extent that the result of that grant would be that the aggregate number of UK Shares that could be issued on the exercise or vesting of that Award and any other Award granted at the same time, when added to the number of UK Shares that:

(a)	could be issued on the exercise or vesting of any subsisting Award or exercise or vesting of any subsisting awards granted during the preceding ten years under the Scheme, or any other discretionary share scheme established by RE PLC or the Company; and

(b)	have been issued on the exercise or vesting of any Awards or exercise or vesting of any subsisting awards granted during the preceding ten years under the Plan or any other discretionary share scheme established by RE PLC or the Company, would exceed 5 per cent. of the ordinary share capital of RE PLC for the time being in issue.

16.4 Reference in this Rule 16 to the issue of Shares means, for the avoidance of doubt, the issue and allotment (but not transfer) of Shares. The delivery of Shares from treasury also counts towards the percentage limits set out in Rule 16.2 and Rule 16.3 above for so long as institutional shareholder guidelines recommend this.

16.5 In determining the above limits no account will be taken of any Shares attributable to an Award which was released, lapsed or otherwise became incapable of exercise or vesting.

16.6 The number of Dutch Shares which may be issued pursuant to Awards granted under the Plan from time to time will be agreed between the Committee and RE NV before such Awards are granted PROVIDED THAT the percentage referred to in Rules 16.2 and 16.3 above in relation to RE PLC will apply in relation to RE NV.

17. RIGHTS ATTACHING TO SHARES

17.1 All Shares issued or transferred on the Vesting of a Performance Share Award will rank pari passu in all respects with the Shares in issue at the date of Vesting except in respect of any rights attaching to such Shares by reference to a record date prior to the date of Vesting and all Shares issued or transferred on the exercise of a Performance Share Option will rank pari passu in all respects with the Shares in issue at the date of exercise except in respect of any rights attaching to such Shares by reference to a record date before the date of exercise.

17.2 Any Shares acquired by a Participant under this Plan will be subject to the articles of association of the relevant Qualifying Company from time to time.

18. ADMINISTRATION AND AMENDMENT

18.1 The decision of the Committee will be final and binding in all matters relating to the Plan including the exercise of any discretion under these Rules, the interpretation of the Rules and any dispute relating to any matter in connection with the Rules.

18.2 The Committee may at any time discontinue the grant of further Awards or amend any of the provisions of the Plan in any way it thinks fit provided that:

(a)	the Committee will not make any amendment that would materially prejudice the interests of existing Participants except with the prior consent of the Participants;

(b)	no amendment which in the reasonable opinion of the Committee is to the advantage of Employees or Participants may be made to:

(i)	the definition of Employee;

(ii)	the maximum entitlement of an Employee under the Plan;

(iii)	the maximum limit on the number of Shares which can be awarded under the Plan;

(iv)	the basis for determining an Employee’s entitlement to Shares under the Plan and the terms on which Shares can be acquired;

(v)	the adjustment provisions of Rule 15;

(vi)	the amendment provisions of this Rule 18;

without the prior approval of RE PLC (and if appropriate RE NV) in general meeting except (a) in the case of minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Employees and/or Participants or any Qualifying Company or member of the Group or (b) as otherwise permitted under these Rules; and

(c)	without prejudice to any provision of the Plan which provides for the lapse of an Award, the Committee may not cancel an Award unless the Participant agrees to such cancellation.

18.3 Notwithstanding any other provision of the Plan, the Committee may make appropriate amendments to the Plan and/or establish schedules to the Plan for the purpose of granting Awards to Employees, based on the Plan but modified to take account of such factors as the Committee determines appropriate including, but not limited to, local tax, exchange control or securities laws in any territory.

19. GENERAL

Trustee Funding

19.1 Any member of the Group may provide money to the trustee or trustees of any trust or any other person or persons to enable any such person or persons to acquire or subscribe for Shares to be held for the purposes of satisfying Awards, or enter into any guarantee or indemnity for those purposes, to the extent permitted by the Companies Act 2006.

Discretionary Nature of the Plan

19.2 Subject to Rule 19.5, the rights and obligations of a Participant under the terms and conditions of his office or employment will not be affected by his participation in the Plan or any right he may have to participate in the Plan.

19.3 Participation in the Plan does not imply any right to receive Awards on the same or any other basis in any other year.

19.4 The terms of the Plan do not entitle the Participant to the exercise of any discretion in his favour.

19.5 Each Participant waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any member of the Group or Qualifying Company for any reason whatsoever (whether such cessation is lawful or unlawful) insofar as those rights arise, or may arise, from his ceasing to have rights or be entitled to Shares under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary, the Participant’s terms of employment will be varied accordingly.

Changes to a Qualifying Company’s capital structure

19.6 The existence of any Award will not affect in any way the right or power of the Company, the Qualifying Companies or their Shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company’s or either of the Qualifying Company’s capital structure, or any merger or consolidation of the Company or Qualifying Companies, or any issue of shares, bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or Qualifying Companies or any sale or transfer of all or any part of their assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Notices

19.7 Any notice or other document which has to be given to a Participant under or in connection with the Plan may be (i) delivered or sent by post to him at his home address according to the records of his employing company, (ii) sent by email or fax to any email address or fax number according to the records of his employing company or, in either case, such other address as may appear to the Company to be appropriate, or (iii) provided electronically through a website hosted by the Company or an agent of the Company, provided that the Participant is notified by email, fax or post that such notice or document has been or will be provided in this manner.

19.8 Notices sent by post to a Participant in the UK or US will be deemed to have been given two days after the date of posting. However, notices sent to a Participant in other countries will be deemed to have been given on the seventh day after the date of posting.

19.9 Notices sent by email or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

19.10 Notices provided through a website will be deemed to have been received on the day they are posted on the website or, if later, the day the Participant is deemed in accordance with Rule 19.8 or Rule 19.9 to have received the notification that it has been provided there.

19.11 Any notice or other document required to be given to the Company under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place or places as the Committee may from time to time determine and notify to Participants) or sent by email or fax to any email address or fax number notified to the sender.

19.12 All Share certificates, Award certificates and other communications relating to the Plan will be sent at the Participant’s risk.

No transfer of Awards

19.13 A Participant may not transfer, assign, charge or otherwise dispose of Awards, or any rights in respect of them, except (i) on the transmission of Awards on the death of a Participant to his personal representatives or (ii) with the consent of the Committee. Any such attempted non-approved transfer will result in the lapse of the Award.

Awards Non-Pensionable

19.14 Awards and Dividend Equivalents under the Plan are not pensionable.

Taxation

19.15 Any liability of a Participant to taxation in respect of an Award will be for the account of the relevant Participant. By accepting an Award, a Participant agrees to comply with any arrangements specified by the Company for the reporting and payment of tax, duty and social security contributions in any jurisdiction in respect of any Award and any Shares to which he is or may become entitled under the Plan including, without limitation, (i) arranging the sale of sufficient Shares on the Participant’s behalf to enable the Company or any member of the Group to satisfy its obligations in respect of deduction or withholding of tax, duty or social security contributions at source and (ii) entering into any election specified by the Company under Chapter 2 of Part 7 of the Income Tax (Employment & Pensions) Act 2003.

Stamp Duty

19.16 The Company or, where the Committee so directs, any member of the Group, will pay the appropriate stamp duty on behalf of Participants in respect of any transfer or issue of Shares on the Vesting of a Performance Share Award or exercise of a Performance Share Option under the Plan.

Expiry of Plan

19.17 No Awards will be granted under the Plan after the tenth anniversary of the Adoption Date.

Data Protection

19.18 By accepting the grant of an Award, a Participant consents to the holding and processing of personal data provided by him to the Company, a Qualifying Company or any member of the Group, and any other persons for all purposes related to the operation of the Plan and acknowledges that the personal information may be transferred to, and stored at, a destination outside the European Economic Area (“EEA”), and may also be processed by staff operating outside the EEA who work for the Company, a Qualifying Company or any member of the Group or for one of their service providers. The Company will take all steps reasonably practicable to ensure that a Participant’s personal data is treated securely under appropriate contractual arrangements.

Governing Law

19.19 This Plan will be governed by, and construed in accordance with, the laws of England and Wales and the courts of England and Wales will have exclusive jurisdiction in relation to any dispute arising in connection with the Plan.

APPENDIX

Performance Condition

General

1. The following provisions apply to Awards granted under the Plan in 2013.

2. Except as otherwise provided for in the Rules, the Performance Condition applicable to Awards will be measured after the end of the Performance Period for such Award.

3. There are three separate measures of equal weighting: a Relative Total Shareholder Return measure (TSR Measure), a Return on Invested Capital measure (ROIC Measure) and an Adjusted Earnings per Share measure (EPS Measure).

4. The Performance Period is the period of three consecutive Financial Years of the Company starting with the Financial Year in which the Date of Grant falls.

5. Awards will Vest (if at all) over a whole number of Shares (rounded down, as necessary). To the extent that the Performance Condition is not satisfied and, as a result an Award does not Vest, the Award will lapse.

The TSR Measure

6.1 The Vesting of one third of the Award is subject to the TSR ranking of Reed Elsevier measured over the Performance Period. The portion of an Award subject to the TSR Measure is referred to as the “TSR Tranche”.

6.2 Three distinct comparator groups will be used—a Sterling Comparator Group, a Euro Comparator Group and a US Dollar Comparator Group. The TSR performance of RE PLC ordinary shares (based on RE PLC’s London listing) will be measured against the Sterling Comparator Group, the TSR performance of RE NV ordinary shares (based on RE NV’s Amsterdam listing) will be measured against the Euro Comparator Group; and the TSR performance of RE PLC ADRs and RE NV ADRs (based on the New York listing) will be measured against the US Dollar Comparator Group. The TSR performance will be measured separately against each comparator group and each ranking achieved will produce a payout, if any, in respect of one third of the TSR Tranche. The proportion of the TSR Tranche which Vests will be the sum of the payouts achieved against the three comparator groups.

6.3 TSR will be measured in local currency.

6.4 TSR for any company will be the percentage increase or decrease in the market value of a share over the relevant Performance Period and shall take account of dividends and other distributions paid in the course of that period (each such dividend being deemed to be reinvested in the shares of each relevant company from the date of payment of the dividend to the last day of the Performance Period).

6.5 Each comparator group comprises companies which were selected on the following basis:

•	They are included in a relevant market index or are the largest companies listed on relevant exchanges as at 31 December 2012: FTSE100 for the Sterling Comparator Group; AEX, NYSE Euronext and Frankfurt Stock Exchange for the Euro Comparator Group; and the S&P500 for the US Dollar Comparator Group;

excluding:

•	companies with mainly domestic revenues (as they do not reflect the global nature of the Qualifying Companies’ customer base);

•	those engaged in extractive industries (as they are exposed to commodity cycles); and

•	financial services companies (as they have a different risk/reward profile).

•	The remaining companies are ranked by market capitalisation and for each comparator group the 20 companies above and below Reed Elsevier are taken; and

•	Relevant listed global peers operating in businesses similar to those of Reed Elsevier not otherwise included are added to the relevant comparator group.

Set out below are the comparators included in each comparator group:

STERLING COMPARATOR GROUP	EURO COMPARATOR GROUP	US DOLLAR COMPARATOR GROUP
VODAFONE GROUP	LVMH	EBAY
GLAXOSMITHKLINE	BASF	3M
BRITISH AMERICAN TOBACCO	L’OREAL	CATERPILLAR
SABMILLER	BAYER	COLGATE-PALM.
DIAGEO	UNILEVERCERTS.	ACCENTURE
ASTRAZENECA	DAIMLER	MONDELEZ INTERNATIONAL CL.A
UNILEVER (UK)	BMW	EI DU PONT DE NEMOURS
RECKITT BENCKISER GROUP	GDF SUEZ	DOW CHEMICAL
NATIONAL GRID	DEUTSCHE TELEKOM	DANAHER
IMPERIAL TOBACCO GP.	SCHNEIDER ELECTRIC	EMERSON ELECTRIC
ROLLS-ROYCE HOLDINGS	AIR LIQUIDE	NIKE ‘B’
COMPASS GROUP	VOLKSWAGEN PREF.	BAXTER INTL.
ASSOCIATED BRIT. FOODS	HEINEKEN	TEXAS INSTS.
WPP	LINDE	LYONDELLBASELL INDS. CL.A
BAE SYSTEMS	EADS	PRAXAIR
SHIRE	PERNOD-RICARD	PRICELINE.COM
EXPERIAN	FRANCE TELECOM	YUM! BRANDS
PEARSON	ASML HOLDING	ILLINOIS TOOL WORKS
CRH	DEUTSCHE POST	HEWLETT-PACKARD
WOLSELEY	PHILIPS ELTN. KONINKLIJKE	EATON
KINGFISHER	CONTINENTAL	THOMSON REUTERS (NYS)
SMITH & NEPHEW	SAINT GOBAIN	CARNIVAL
BURBERRY GROUP	ESSILOR INTL.	JOHNSON CONTROLS
INTERTEK GROUP	ADIDAS	PPG INDUSTRIES
JOHNSON MATTHEY	LAFARGE	CUMMINS
SMITHS GROUP	CARREFOUR	ADOBE SYSTEMS
AGGREKO	SAFRAN	CORNING

STERLING COMPARATOR GROUP	EURO COMPARATOR GROUP	US DOLLAR COMPARATOR GROUP
ICTL. HTLS. GP.	MICHELIN	HJ HEINZ
CARNIVAL	FRESENIUS	ALEXION PHARMS.
WEIR GROUP	RENAULT	SPECTRA ENERGY
REXAM	AKZO NOBEL	DELL
GKN	HENKEL PREF.	AIR PRDS. & CHEMS.
G4S	AHOLD KON.	BROADCOM ‘A’
TATE & LYLE	DASSAULT SYSTEMES	MOSAIC
IMI	SODEXO	PACCAR
INTL. CONS. AIR. GP. (CDI)	PUBLICIS GROUPE	TE CONNECTIVITY
BUNZL	BUREAU VERITAS INTL.	BECTON DICKINSON
CRODA INTERNATIONAL	ALSTOM	MCGRAW-HILL
TUI TRAVEL	SOLVAY	AGILENT TECHS.
MEGGITT	WOLTERS KLUWER	ESTEE LAUDER COS. ‘A’
INFORMA	LAGARDERE GROUP	APPLIED MATS.
DAILY MAIL ‘A’		TYCO INTERNATIONAL
UBM		DUN & BRADSTREET DEL.
WILEY JOHN & SONS ‘A’
FAIR ISAAC

6.6 Any changes in the comparator groups as a result of mergers, demergers, delistings or other corporate events over the Performance Period will be treated in accordance with the methodology agreed by the Committee at its sole discretion from time to time. In determining the methodology to be applied, the Committee will have due regard to market practice and will apply its agreed methodology in an appropriate manner.

6.7 The TSR ranking against the US Dollar Comparator Group will be calculated by reference to the TSRs of the RE PLC ADRs and the RE NV ADRs over the relevant period of measurement.

6.8 The number of Shares in each third of the TSR Tranche which Vest will be calculated as follows and will be added together to determine the total number of Shares within the TSR Tranche which are capable of Vesting:

Percentile TSR ranking within the relevant TSR Percentile comparator group	Vesting percentage of each third of the TSR Tranche
Below Median (below 50th percentile)	0%
Median (50th percentile)	30%
60th percentile	58%
Upper quartile (equal to or greater than 75th percentile)	100%

6.9 Vesting is on a straight-line basis for ranking between median and upper quartile.

6.10 The averaging period applied for TSR measurement purposes is the six months before the start of the Performance Period and the last six months of the Performance Period.

The ROIC Measure

7.1 The Vesting of one third of the Award relates to the percentage return on invested capital of the combined businesses of the Qualifying Companies. Vesting relates to the percentage ROIC for the last financial year of the relevant Performance Period. The portion of an Award subject to the ROIC Measure is referred to as the ‘ROIC Tranche’.

7.2 The following definitions are relevant for ROIC:

(i)	Invested capital = arithmetic average of the opening and closing capital employed for the financial year with all cumulative amortisation and impairment charges for acquired intangible assets and goodwill added back and excluding all the gross up to goodwill in respect of deferred tax liabilities established on the acquisition of intangible assets. In addition, any exceptional restructuring and acquisition integration charges (net of tax) are capitalised for these purposes and changes in exchange rates and movements in the net pension deficits are excluded.

(ii)	Return = adjusted operating profit for the combined businesses of the Qualifying Companies before amortisation and impairment of acquired intangible assets and goodwill, exceptional restructuring and acquisition integration charges, after applying the effective rate of tax used for adjusted earnings calculations and using exchange rates to match those used in the calculation of invested capital.

In order to ensure that the performance score achieved is a fair reflection of underlying business performance, the Committee retains discretion to determine the treatment of major disposals and acquisitions which require board approval. Any significant adjustments made to the final performance score will be disclosed to Shareholders.

7.4 The number of Shares in the ROIC Tranche which are capable of Vesting will be determined as follows:

Percentage ROIC for the last financial year of the Performance Period	Vesting percentage of ROIC Tranche
Below 11.2%	0%
11.2%	33%
11.45%	52.5%
11.7%	65%
11.95%	75%
12.2%	85%
12.45%	92.5%
12.7% or above	100%

7.5 Vesting is on a straight-line basis for performance between the stated ROIC percentages.

The EPS Measure

8.1 The Vesting of one third of the Award relates to the average growth in Adjusted Earnings per Share per annum at constant currencies of the Qualifying Companies measured over the Performance Period. The portion of the Award subject to the EPS Measure is referred to as the ‘EPS Tranche’.

8.2 The following definitions apply in respect of Adjusted EPS:

(i)	Adjusted EPS Growth = the arithmetic mean of the growth in Adjusted EPS at constant currencies achieved by the Qualifying Companies over a relevant financial year;

(ii)	Average Adjusted EPS Growth = the average of the annual Adjusted EPS Growth over the relevant period of measurement;

(iii)	Adjusted Earnings = adjusted reported earnings measured at constant currencies. Adjustments include amortisation and impairment of acquired intangible assets and goodwill, exceptional restructuring and acquisition integration charges, gains/losses on business disposals and other non-operating items and tax rate anomalies (principally deferred tax);

(iv)	Adjusted Earnings Per Share = Adjusted Earnings divided by the Number of Shares;

(v)	Number of Shares = weighted average number of shares in issue excluding shares held in treasury or by the Reed Elsevier Group plc Employee Benefit Trust; and

(vi)	Constant currencies = refers to measurement at constant rates of exchange using the prior full year average and hedge rates.

8.3 The number of Shares in the EPS Tranche which are capable of Vesting will be determined as follows:

Average Adjusted EPS Growth	Vesting percentage of EPS Tranche
Below 5%	0%
5%	33%
6%	52.5%
7%	65%
8%	75%
9%	80%
10%	92.5%
11% or above	100%

8.4 Vesting is on a straight-line basis for performance between the stated Average Adjusted EPS Growth percentages.

Determining satisfaction of targets at end of Performance Period

9.1 Following the end of the Performance Period (or as otherwise required under the Rules) the Committee will:

(a)	calculate and confirm with the auditors the Average Adjusted EPS Growth and ROIC in respect of the relevant period of measurement; and

(b)	arrange for a reputable provider of such information to calculate and report to the Committee on the TSR performance. If at the end of the Performance Period (or at such earlier date as may be required under the Rules), any of the companies in the comparator groups have undergone a change in circumstances (such as delisting, the cessation of trading or merger with another company), the Committee may determine the appropriate treatment for such companies in accordance with its stated methodology for the purpose of determining their TSR and TSR ranking.

Adjustments

10. The Committee may make such adjustments to the Performance Condition applicable to outstanding Awards as it considers appropriate to take account of any factors which are relevant in the opinion of the Committee and in particular if there is an event which causes it to consider that the Performance Condition, or any part of it, is no longer a fair measure of performance. The amended Performance Condition will not be materially less or more challenging than the one originally set.

11. The Committee has discretion to adjust the definition or method of calculation of Adjusted EPS and ROIC (or any other applicable term or measure) as set out in this Appendix to take account of any changes in recognised accounting standards or practice, fiscal regime or capital structure, to ensure consistent measurement and accountability.

12. Without prejudice to the generality of paragraphs 10, 11 and 13, the Committee may, in consultation with the auditors, make the following adjustments in relation to the calculations to be carried out in accordance with this Appendix:

(a)	any adjustments it considers appropriate if an event occurs giving rise to an adjustment of Awards under Rule 15 of the Plan;

(b)	any adjustments it considers appropriate to the calculation of TSR for each of the companies in the comparator group to take account of local market factors; and

(c)	any adjustments it considers appropriate if there is any modification in the calculation of TSR or in relation to the relevant international accounting standard used to calculate EPS or ROIC.

Overriding Power

13. In determining the level of Vesting of an Award under the Plan, the Committee will take into account the overall business performance of the Qualifying Companies and the Group over the relevant performance period and any other factors that it considers appropriate and may modify the Vesting level if it considers that such a modification would result in a fairer outcome. In exercising any such discretion, the Committee will have due regard to the value created for Shareholders and the underlying business performance.

SCHEDULE 1

Awards to US Participants

This Schedule was adopted by the directors of Reed Elsevier Group plc on 25 April 2013.

The Rules of the Plan apply to Awards granted to US participants subject to the modifications contained in this Schedule.

(A)	In this Schedule, terms shall have the same meaning as in Rule 1 of the Rules unless modified by this Schedule.

(C)	Retirement means, for the purposes of the application of Rule 8.2(c) of the Plan in relation to a US Participant, circumstances which the Committee determines on a case by case basis and in its absolute discretion to constitute retirement (irrespective of whether or not applicable retirement eligible criteria have been met);

(D)	Normal Vesting—Release of Shares. Rule 6.3 shall have the additional requirement that if Shares are to be released to a US Participant, they shall in all instances be released no later than March 15 of the year following the year in which Vesting occurs.

(E)	Dividend Equivalent—Cash Payment. Rule 7.2(c) shall have the additional requirement that any cash payment to the US Participant under this Rule shall in all instances be released no later than March 15 of the year following the year in which Vesting occurs.

(F)	Dividend Equivalent—Shares in Lieu of Cash. Rule 7.3 shall have the additional requirement that if Shares are to be released to a US Participant in lieu of cash, they shall in all instances be released no later than March 15 of the year following the year in which Vesting occurs.

(G)	Approved Leaver. Rule 8.2 shall have the additional requirement that the Shares released to a US Participant shall in all instances be transferred to the US Participant on or before March 15 of the year following the year in which Vesting occurs.

(H)	Committee Adjustments. Rules 8.3 and 8.4 shall have the additional requirement that the Shares released to a US Participant or to a US Participant’s personal representative following the US Participant’s cessation of employment by reason of death, injury, disability or ill-health shall in all instances be transferred to the US Participant or the Participant’s personal representative on or before March 15 of the year following the year in which the US Participant’s cessation of employment occurs.

(I)	Limitation on Exercise Period. Notwithstanding anything contained in the Rules to the contrary, including without limitation, Rules 8.5 and 10.2, the exercise period for any Performance Share Option granted to a US Participant may not be extended beyond the original exercise period established for such Performance Share Option.

(J)	Award Rollover. Except to the extent consistent with the requirements of Section 409A of the United States Internal Revenue Code (“Code”) for the deferral of compensation without penalty or additional tax or unless an exception to the application of Code Section 409A applies, Rule 13 shall not apply to any Award held by a US Participant if, at the time the election provided by Rule 13 is available to the US Participant, it has Vested. In such case, the Rules of the Plan shall apply to the Award without regard to Rule 13.

(K)	Service Recipient Stock. The Shares underlying any Option granted to a US Participant will in all instances constitute “service recipient stock,” and will be issued or transferred by a Qualifying Company that is, with respect to such US Participant, an “eligible issuer of service recipient stock” for purposes of Code Section 409A and the regulations promulgated thereunder.

(L)	Application of Code Section 409A. Although neither the Committee nor any member of the Group guarantees any particular tax treatment to a US Participant, awards granted pursuant to this Schedule are intended to be exempt from Section 409A of the Code under the exception for short-term deferrals set forth in Section 1.409A-1(b)(4) of the United States Income Tax Regulations (which requires, in the case of an employer with a fiscal year ending 31 December, that Shares in satisfaction of an award be transferred to the US Participant no later than March 15 of the calendar year following the calendar year in which the award is no longer subject to a substantial risk of lapsing) and shall be limited, construed and interpreted in accordance with such intent.

(M)	Withholding. Notwithstanding anything contained herein to the contrary, all Share releases and cash payments to US Participants contemplated hereunder shall be subject, to the extent applicable, to all applicable tax and withholding rules.

(N)	Effective Date. This Schedule will be effective on the Adoption Date.

SCHEDULE 2

Plan applicable to Elsevier Reed Finance BV

If the Committee wishes to grant Awards to employees of Elsevier Reed Finance BV (ERF), or to employees of companies under the Control of ERF, it may grant Awards pursuant to this Schedule and the following provisions will apply.

(A)	The Rules of the Plan will apply to the grant of Awards under this Schedule, subject to the modifications contained in the following paragraphs.

(B)	In this Schedule, terms will have the same meaning as in Rule 1 of the Rules unless modified by this Schedule.

(C)	The definition of Group will be construed as including ERF and every company which is under the Control of ERF.

(D)	Rule 16 will be amended so that it applies in respect of an Employees’ Share Scheme established by RE PLC, the Company or ERF.

(E)	Awards will not be granted under this Schedule without the agreement of the supervisory board of ERF.

SCHEDULE 3

Cash Alternative

If deemed necessary in order to ensure compliance with tax, regulatory or legal country specific requirements (e.g. exchange control and securities laws) in the countries in which the Plan operates then, notwithstanding any provision to the contrary in these Rules:

(A)	The Committee may decide to satisfy an Award by paying to the Participant an amount equal to the market value (as determined in its discretion) of the number of Shares which would otherwise be issued or transferred following vesting or exercise (as applicable) or an amount determined on such other reasonable basis as the Committee may decide (which could for example, allow for the deduction of any applicable expenses).

(B)	The Committee may grant an Award on the basis that it will be satisfied in cash, as opposed to Shares, as set out in (A) above.

Unless the Committee determines otherwise, the Rules will apply as if any Award granted or to be satisfied pursuant to this Schedule involves a right to, or interest in, Shares for the purposes of determining whether Dealing Restrictions are in place at the Date of Grant, Vesting, exercise, release or surrender of any such Award.